Exhibit 99.2




                         PROVIDIAN FINANCIAL CORPORATION
                     1999 NON-OFFICER EQUITY INCENTIVE PLAN
                                   UK SUB-PLAN

                                       and

                             FIRST AMENDMENT TO THE
                         PROVIDIAN FINANCIAL CORPORATION
                        NON-OFFICER EQUITY INCENTIVE PLAN




                           As adopted on June 29, 1999


1.   Article 1: Background and Purpose

1.1 The Providian Financial Corporation 1999 Non-Officer Equity Incentive ("the Plan") was adopted on May 11, 1999, and is maintained by Providian Financial Corporation (the "Company").

1.2 This document constitutes the additional provisions (the "UK Sub-Plan") that are to be read in conjunction with the Plan and are applicable to those Participants under the Plan who are liable to income tax in the United Kingdom. This UK Sub-Plan is hereby adopted by the Company on June 29, 1999 as an amendment to the Plan.

1.3 The purpose of this UK Sub-Plan is to advance the interests of the Company by enabling it and its operating companies to attract and retain the best available personnel for positions of substantial responsibility in the United Kingdom and to provide key directors and employees of the Company and its operating companies, in the United Kingdom, with an opportunity for investment in the Company; thereby giving them an additional incentive to increase their efforts on behalf of the long term success of the Company and its operating companies.

2.   Article 2: Definition and Construction

All terms used in this UK Sub-Plan shall have the meaning ascribed to them in the Plan, and if not defined in the Plan, shall be given their normal and ordinary meaning except that:

     (a) "Consultant" shall mean any person, including an advisor or other form of independent contractor, engaged by the Company or any Affiliate to render consulting services and who is compensated for such services, (provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company's securities) who in any such case is liable to income tax in the United Kingdom, except that the term "Consultant" shall not include Employees, Officers, Directors, Affiliate Directors or stockholders beneficially owning ten percent (10%) or more of the Company's Common Stock.

     (b) "Employee" shall mean any person who is a full-time or part-time employee of the Company or an Affiliate who in any such case is liable to Schedule E income tax in the United Kingdom, provided that the term "Employee" shall not include Directors, Affiliate Directors or Officers.

     (c) "UK Sub-Plan" shall mean the provisions contained herein to be known as the Providian Financial Corporation 1999 Non-Officer Equity Incentive Plan UK Sub-Plan, as the same may be amended from time to time.

3.   Article 3: Incorporation of Plan

This UK Sub-Plan shall be ancillary and secondary to the Plan, and the provisions of this UK Sub-Plan shall be applicable to any Participant who has or shall have a liability to United Kingdom income tax in respect of remuneration received or receivable from the Company, in which case the provisions of this UK Sub-Plan shall apply as well as the provisions of the Plan. For the avoidance of doubt, this UK Sub-Plan does not apply to any Participants who do not have a United Kingdom income tax liability in respect of remuneration received or receivable from the Company.

4.   Article 4: Restriction on Vesting

Any vesting schedule determined by the Board pursuant to subsection 7(a)(ii) and subsection 7(b)(iii) defined by the passage of time shall not exceed a period of five years from the date the Stock Bonus Award or Restricted Stock Award, as the case may be, is awarded unless the Board expressly determines otherwise.

5.   Article 5: Withholding

5.1 A Participant shall indemnify and keep indemnified, the Company and any Affiliate, on demand in respect of any income tax or primary Class I National Insurance contribution for which the Company or any Affiliate is liable to account to the Inland Revenue under the Pay-As-You-Earn ("PAYE") system and for which it would not have been liable to account but for the Participant's participation in the Plan (save to the extent that any such company has already recovered any such income tax or National Insurance contribution by deduction under the PAYE system).

5.2 The Company or any Affiliate shall be entitled, if it wishes, to deduct and retain any amount to which it is entitled under this Article 5 from any payment which is due from it to the Participant.

5.3 The Company (in its own right and as trustee for any Affiliate) shall have a lien over any shares of Common Stock, whether fully or partly paid, which have been issued, or are to be issued, to a Participant as security for an amount to which the Company or Affiliate is entitled under this Article 5 from the Participant. The Company shall be entitled to register in the names of such nominee for the Participant as the Company shall direct such number of shares of Common Stock to be awarded to the Participant as the Company determines will have sufficient value, after taking into account any expenses of sale, to cover any amount under this Article 5, such shares (the "Indemnity Shares") to be held by the nominee on the following basis:

     5.3.1     if the  Participant  makes full payment of any sum due under this
               Article 5 within 30 days of written demand therefor being made by the Company, the Indemnity Shares shall be re-registered in the Participant's name; and

     5.3.2 if the Participant does not make payment as specified above, then the nominee shall be authorised and instructed to sell such number of the Indemnity Shares as the Company may direct be sold and shall account to (a) the relevant company for the proceeds of sale up to the amount required to satisfy the Participant's liability under this Article 5 and (b) the Participant for any balance of any said proceeds after deducting any expenses of sale.

5.4 For the avoidance of doubt, this Article 5 shall apply in addition to the provisions of subsection 10(e) of the Plan.

6.   Article 6: Basis of participation in the Plan

6.1  Notwithstanding any other provision of the Plan:

     6.1.1 the Plan shall not form part of any contract of employment between the Company or any Affiliate and a Participant;

     6.1.2     the benefit to a Participant of  participation  in the Plan shall
               not  form  any  part  of  his   remuneration   or  count  as  his
               remuneration for any purpose; and

     6.1.3 if a Participant ceases to be employed by the Company or any Affiliate, he shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise.

6.2 It is a condition of participation in the Plan (which is voluntary) that the Participant agrees and accepts:

     6.2.1     the provisions of Article 6.1; and

     6.2.2 that the Participants shall not be entitled to compensation for the loss of any value or prospective value or of any right or benefit or prospective right or benefit in respect of any Stock Award;

     and by accepting the grant of a Stock Award, a Participant shall be deemed to have agreed to the terms of the Plan and UK Sub-Plan.

     In Witness Hereof, this UK Sub-Plan is executed and adopted on behalf of the Company by the undersigned duly authorized officer on the date specified above.

                                              PROVIDIAN FINANCIAL CORPORATION




                                              By: /s/ Shailesh Mehta
                                                  ----------------------------
                                                  Shailesh Mehta
                                                  Chief Executive Officer